UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12
Mitcham Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT NO. 3 TO
PROXY STATEMENT
FOR VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 27, 2020

YOUR VOTE IS IMPORTANT. Please vote by using the telephone or Internet voting options described in your PROXY CARD or, if the Proxy Statement and a proxy card were mailed to you, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE.

On May 29, 2020, Mitcham Industries, Inc., a Texas corporation (“we”, or the “Company”), filed with the Securities and Exchange Commission its Definitive Proxy Statement (the “Original Proxy Statement”) relating to the 2020 Virtual Annual Meeting of Shareholders of the Company to be held on July 27, 2020. The Company filed supplements to the Original Proxy Statement on June 4, 2020 and June 10, 2020 (together with the Original Proxy Statement, the “Proxy Statement”).

We are providing this Supplement No. 3 to the Proxy Statement (this “Supplement No. 3”) to provide our shareholders with additional clarity concerning attendance at the meetings of the Company’s Board of Directors (the “Board”) and Committees of the Board (“Board Committees”).

During the fiscal year ended January 31, 2020 (referred to as “fiscal 2020”), our Board held seven meetings. One of these meetings was held in executive session to discuss executive compensation, as well as other matters. Robert P. Capps, who also serves as our Co-Chief Executive Officer, Executive Vice President of Finance and Chief Financial Officer did not attend this executive session as his compensation was discussed. Mr. Capps attended all other meetings of the Board and of Board Committees of which he is a member. Each other member of the Board serving as a director during such period attended all meetings of our Board and the Board Committees on which he served during fiscal 2020.

Except as described above, this Supplement No. 3 to the Proxy Statement does not modify, amend, supplement or otherwise affect the Proxy Statement.

This Supplement No. 3 should be read together with the Proxy Statement. If any shareholder would like to change a previously-voted proxy vote, the shareholder may revoke his or her proxy at any time before 11:59 p.m. Eastern Time on July 24, 2020 by submitting a later dated proxy card by mail, by revising his or her proxy vote over the internet (www.viewproxy.com/MitchamIndustries/2020) or by attending Mitcham Industries, Inc. 2020 Virtual Annual Meeting.